Artisan Partners Asset Management Inc. Reports May 2025 Assets Under Management
Milwaukee, WI - June 10, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of May 31, 2025 totaled $170.9 billion. Artisan Funds and Artisan Global Funds accounted for $83.4 billion of total firm AUM, while separate accounts and other AUM1 accounted for $87.5 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of May 31, 2025 - ($ Millions)
Growth Team
Global Opportunities	$19,683
Global Discovery	1,825
U.S. Mid-Cap Growth	10,615
U.S. Small-Cap Growth	2,719
Franchise	778
Global Equity Team
Global Equity	355
Non-U.S. Growth	14,263
China Post-Venture[3]	117
U.S. Value Team
Value Equity	4,960
U.S. Mid-Cap Value	2,486
Value Income	16
International Value Group
International Value	49,518
International Explorer	746
Global Special Situations	20
Global Value Team
Global Value	31,590
Select Equity	326
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,792
Credit Team
High Income	12,377
Credit Opportunities	318
Floating Rate	88
Developing World Team
Developing World	4,650
Antero Peak Group
Antero Peak	2,138
Antero Peak Hedge	254
International Small-Mid Team
Non-U.S. Small-Mid Growth	5,660
EMsights Capital Group
Global Unconstrained	930
Emerging Markets Debt Opportunities	1,070
Emerging Markets Local Opportunities	1,617

Total Firm Assets Under Management ("AUM")	$170,911
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $116.7 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).
3 The China Post-Venture strategy is currently in the process of being wound down.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.